Exhibit 99.1

Mohegan Gaming & Entertainment Completes Executive

Leadership Team Build Out with Seasoned Global Talent

MGE Appoints Michael Silberling as Senior Vice President & Chief Operating Officer and Tom Smock as Senior Vice President & General Counsel

UNCASVILLE, Conn., Oct. 4, 2018 /PRNewswire/ — Mohegan Gaming & Entertainment (MGE) operators of Mohegan Sun in Connecticut and Pennsylvania and manager of multiple properties throughout the United States and internationally, today announced the appointment of two new senior executive staff members to support its growing and dynamic brand. The introduction of Michael Silberling as Senior Vice President & Chief Operating Officer and Tom Smock as Senior Vice President & General Counsel, round out the core executive leadership team MGE has purposely been developing over the last 12 months.

The latest appointments of Silberling and Smock position MGE for success in achieving the long-term goal of becoming a worldwide industry leader in integrated entertainment resort development and management. Both Silberling and Smock will officially begin to apply their expertise in early October as MGE enters a new fiscal year.

“The background and experience Michael Silberling and Tom Smock bring to their new roles is directly aligned with Mohegan Gaming & Entertainment’s goal to become the premier global gaming and entertainment resort developer and operator,” said Mario Kontomerkos, Chief Executive Officer of Mohegan Gaming & Entertainment. “With the impressive strength of MGE’s new C-suite executives, I am confident that we have assembled one of the best management teams in the industry, and with these key leadership positions now filled, we are shifting forward to aggressively and innovatively grow our product offering and our organization in both domestic and international markets.”

Mohegan Gaming & Entertainment officially introduces Michael Silberling to the executive team as SVP and Chief Operating Officer on October 8th, bringing over 30 years of experience in leading all facets of multiple global integrated resorts across the U.S. and internationally. Prior to joining MGE, Silberling served as CEO for Affinity Gaming, where he led a business turnaround which created significant guest service and operating margin improvements. Prior to that, Silberling was President of International Operations for Caesars Entertainment and Managing Director for London Clubs International, where he oversaw 15 casinos across Europe, the Middle East and Africa.

As the new SVP and General Counsel of Mohegan Gaming & Entertainment, Tom Smock officially joined the company on October 1st to lead MGE’s legal and compliance functions. Smock brings more than 20 years of experience as an executive and in-house General Counsel at various casino gaming companies such as Aristocrat Technologies and Penn National Gaming, with significant experience in Macau, China and South America. Prior to MGE, Smock was SVP and General Counsel & Compliance Chair for all of the Las Vegas Sands Asian-based companies, where he was instrumental in the development and opening of the region’s first foreign-owned casino, Sands Macau, and also supported the development of the Venetian Macau and the internationally known Cotai Strip.

ABOUT MOHEGAN GAMING & ENTERTAINMENT

Mohegan Gaming & Entertainment (MGE) is a commercial gaming company headquartered in Uncasville, Connecticut at the home of its flagship property, Mohegan Sun. MGE is owner, developer, and/or manager of integrated resorts throughout the United States, including Connecticut, New Jersey, Washington, Pennsylvania, and Northern Asia. MGE are owners and operators of Connecticut Sun, a professional basketball team in the WNBA and New England Black Wolves, a professional lacrosse team in the National Lacrosse League. For more information on MGE and our properties, visit www.mohegangaming.com.